Exhibit 10.17

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (the “Agreement”), dated as of the “Effective Date” (being defined as the date that the last party signed this Agreement as shown by the date set forth next to said party’s signature below), is between MILLENNIUM ASSOCIATES, LTD., a Texas limited partnership, TELCOM COMMERCE ASSOCIATES, LTD., a Texas limited partnership, and TELECOM COMMERCE II, LTD., a Texas limited partnership (each, a “Selling Entity” and collectively, “Seller”), and RT TEXAS INDUSTRIAL, L.P., a Delaware limited partnership, or its permitted assigns (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1 Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the following property (collectively, the “Property”):

(a) Real Property. Those certain three parcels of real property (each, a “Parcel”) generally described on Exhibit A-l attached hereto and made a part hereof, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all buildings, fixtures and improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);

(b) Leases. All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the date of this Agreement, to the extent permitted by this Agreement;

(c) Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, tools, carpeting, parts, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, and (3) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller will provide to Buyer a list of such Tangible Personal Property within the Delivery Period as defined in Section 2.1 below; and

(d) Intangible Personal Property. To the extent assignable by Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: Seller’s rights to any trade names and trademarks associated with the Real Property and the Improvements; any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any contract rights; any transferable warranties; any surveys; all correspondence with tenants, vendors, suppliers, contractors and third parties with respect to the construction (other than as relates to cost), development(other than as relates to cost), operation, leasing, management and use of the Real Property and the Improvements; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights, claims and causes of action related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); any books and records with respect to the management and operation of the Real Property and the Improvements for 2003, 2004 and 2005; and any governmental permits, approvals and use entitlements, development rights, and licenses (including any pending applications), (collectively, the “Intangible Personal Property”).

FOR PURPOSES OF THIS AGREEMENT: (I) THE TERM “PARCEL” MEANS EACH SEPARATE PARCEL OF LAND IDENTIFIED ON EXHIBIT A ATTACHED HERETO, (II) THE TERM “BUILDING” MEANS, COLLECTIVELY, A PARCEL, THE IMPROVEMENTS LOCATED ON SUCH PARCEL AND THE PERSONAL PROPERTY AND INTANGIBLE PROPERTY ASSOCIATED WITH SUCH PARCEL AND IMPROVEMENTS.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, BUYER ACKNOWLEDGES AND AGREES THAT EACH SELLING ENTITY COMPRISING SELLER IS ONLY THE OWNER OF THOSE BUILDINGS IDENTIFIED ON EXHIBIT A-l AS BEING OWNED BY SUCH SELLING ENTITY, AND THAT SUCH SELLING ENTITIES DO NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE OTHER BUILDINGS. WHEREVER IN THIS AGREEMENT THE OBLIGATIONS OF SELLER ARE SET FORTH OR SELLER SHALL MAKE A REPRESENTATION, WARRANTY OR CERTIFICATION, SUCH OBLIGATIONS, WARRANTIES, REPRESENTATIONS AND CERTIFICATIONS OF SELLER SHALL BE MADE BY AND BINDING UPON EACH SELLING ENTITY ONLY AS TO IT AND/OR THAT PORTION OF THE PROPERTY THAT IT OWNS. BUYER AND EACH SELLING ENTITY ACKNOWLEDGE THAT THIS AGREEMENT HAS BEEN ENTERED INTO AS A SINGLE AGREEMENT RATHER THAN MULTIPLE AGREEMENTS BETWEEN BUYER AND EACH SELLING ENTITY AS A MATTER OF CONVENIENCE AND SIMPLICITY, AND THE LIABILITIES AND DUTIES OF EACH SELLING ENTITY HEREUNDER SHALL BE INDEPENDENT AND SEVERAL, AND NOT JOINT, IN THE SAME MANNER AS IF EACH SELLING ENTITY HAD ENTERED INTO A SEPARATE AGREEMENT WITH BUYER FOR THE REAL PROPERTY OWNED BY EACH SELLING ENTITY; PROVIDED, HOWEVER, THAT THE PURCHASE AND SALE OF THE PROPERTY MUST OCCUR SIMULTANEOUSLY AS PART OF A SINGLE TRANSACTION IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT (EXCEPT AS MAY BE EXPRESSLY PROVIDED TO THE CONTRARY CONTAINED HEREIN); AND PROVIDED FURTHER THAT ANY DEFAULT HEREUNDER BY ONE SELLING ENTITY SHALL BE TREATED AS A DEFAULT HEREUNDER BY SELLER.

Section 1.2 Purchase Price.

(a) The purchase price of the Property Eighteen Million Two Hundred Fifty Thousand and No/100 ($18,250,000.00) (the “Purchase Price”). The allocation of Purchase Price to each Building is set forth on Exhibit A-1.

(b) The Purchase Price shall be paid as follows:

(1) Within two (2) business days after the Effective Date, Buyer shall deposit in escrow with Title Texas, 5310 Harvest Hill, Suite 160, Dallas, Texas 75230, Attn: Bobbie Irwin 214-252-6791, Fax: 972-387-4050 (hereinafter, the “Escrow Agent” or “Title Agent”) cash or other immediately available funds in the amount of Five Hundred Thousand and No/100 Dollars ($500,000) (the “Deposit”).

The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined below) and credited against the Purchase Price.

IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. EXCEPT AS PROVIDED FOR HEREIN, BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND, EXCEPT AS PROVIDED FOR HEREIN, BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF, AT ANY TIME AFTER THE DATE ON WHICH SELLER SHALL HAVE ACTUALLY CONVEYED TITLE TO THE PROPERTY TO ANY THIRD PARTY UNAFFILIATED WITH BUYER (I.E., AT ANY TIME THAT SELLER (OR ANY AFFILIATE OF SELLER) SHALL NO LONGER BE ABLE TO CONVEY TITLE TO THE PROPERTY TO BUYER), AND BUYER SHALL HAVE NO RIGHT TO PURSUE AN ACTION FOR SPECIFIC PERFORMANCE TO ENFORCE SELLER’S OBLIGATION TO CONVEY THE PROPERTY, THEN IN LIEU THEREOF, BUYER SHALL HAVE THE RIGHT TO PURSUE AN ACTION AT LAW FOR MONETARY DAMAGES ATTRIBUTABLE TO ANY DEFAULT BY SELLER HEREUNDER OR REFUSAL BY SELLER TO CONVEY TITLE TO THE PROPERTY. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER (AND SUCH DEFAULT IS NOT CURED WITHIN THREE (3) BUSINESS DAYS AFTER NOTICE THEREOF HAS BEEN RECEIVED BY BUYER), THEN SELLER SHALL

RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

(2) The balance of the Purchase Price (plus or minus the Prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

(c) Prior or contemporaneous with the execution hereof by Buyer and Seller, Buyer has paid to Seller the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”), which amount Seller and Buyer bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and is in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement.

ARTICLE II

CONDITIONS

Section 2.1 Buyer’s Conditions Precedent. Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants, engineers, employees, accountants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property and to examine and evaluate the Due Diligence Materials. Seller has delivered to Buyer, or shall within the Delivery Period (as defined below) deliver to Buyer, copies of all Due Diligence Materials (as defined in Section 2.2 below, and including, without limitation, these items set forth in Exhibit I attached hereto) in Seller’s possession or control, except as otherwise specifically provided herein. During the pendency of this Agreement, Seller shall make available to Buyer updates of any such Due Diligence Materials coming into Seller’s possession after such initial review. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition or construction of the Real Property, (ii) any reports, presentations, summaries and the like prepared by Seller’s lenders or agents of Seller’s lenders, Seller’s employees or agents for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, or internal appraisals, and (v) any information which is the subject of an existing confidentiality agreement between Seller and an unaffiliated third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). The “Delivery Period” shall mean the period which ends five (5) business days after the Effective Date. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:

(a) Title to the Property and survey matters in accordance with Article IV below.

(b) The Due Diligence Materials, including, but not limited to, those items set forth in Exhibit I attached hereto and all tenant leases, any guaranties thereof (“Lease Guarantees”) and any other occupancy agreements, and all amendments and modifications thereof (collectively, the “Leases”) affecting the Property, and of all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”).

(c) The physical and environmental condition of the Property.

(d) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property including, without limitation, certificates of occupancy for all occupied portions of the Improvements.

(e) The operating statements and books and records pertaining to the operation of the Property for the three (3) most recent calendar years including the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property (if any) in such form as Seller shall have in its possession or control for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f) All other matters described in Section 3. 6.

Section 2.2 Contingency Period. Buyer shall have from the Effective Date until that date which is twenty-five (25) days thereafter (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case Buyer shall be deemed to have approved all of the matters described in Sections 2.1(b)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, reports and other items and materials related to the Property prepared by or on behalf of Seller and provided or made available by Seller to Buyer (collectively, the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller such written notice, then

Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1 Representations and Warranties of Seller. Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), Seller hereby makes the following representations and warranties with respect to the Property:

(a) No Selling Entity has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by it’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of it’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of it’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b) No Selling Entity is a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(c) This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and (ii) this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which any Selling Entity is a party or to which any Selling Entity or, to the best of Seller’s knowledge, the Property or any portion thereof is subject.

(d) The only Leases in force for the Property or any portion thereof are set forth in the rent roll (the “Rent Roll”) attached hereto as Exhibit B and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within three (3) business days from the Effective Date and which at that time will be attached hereto as Exhibit B and made a part hereof). Each Lease and Lease Guarantee is in full force and effect and has not been amended except as set forth in the Rent Roll or amendments to such Leases as delivered to Buyer in accordance with the terms and conditions set forth herein. To the best of Seller’s knowledge, no Selling Entity has given, nor has any Selling Entity received, any written notice of any default (or requirement for the performance or payment of any work, improvements or repairs), with respect to the Leases or Lease Guarantees which has not been cured. The Rent Roll contains a complete and accurate list of all tenant security deposits made under the Leases. To the best of Seller’s knowledge, there is not currently pending or, to Seller’s knowledge, threatened any review or audit by a tenant under a Lease of additional rent or other charges assessed pursuant to such Lease. Seller as Landlord under the Leases has delivered the required Annual Common Area Maintenance Expense Statements/Annual Operating Expense Statements to each Tenant pursuant to the provisions of each Lease. Except as set forth on the Rent Roll, Leases, or in written agreements with real estate brokers (copies of which will be delivered to Buyer within the Delivery Period as part of the Due Diligence Materials), no leasing, broker’s or finder’s commissions and tenant improvement costs are now due or will become due with respect to the current terms of any of the Leases.

(e) The only Service Contracts in effect for the Property or any portion thereof are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within the Delivery Period and which at that time will be attached hereto as Exhibit G and made a part hereof). The Service Contracts include Seller’s commission agreements with licensed real estate brokers, which agreements (to the extent applicable to the Leases) shall be assumed by Buyer at Closing provided that, subject to Sections 7.2 and 7.3, Buyer shall receive a credit at Closing equal to the amount of certain leasing commissions now due and payable by any Selling Entity and specifically listed on the Rent Roll, if not paid by the Selling Entity before Closing. There are no other leasing commissions now due and payable by any Selling Entity. Each Service Contract is in full force and effect and has not been amendable except as set forth on Exhibit G or any amendment to Service Contract delivered by to Buyer as part of the Due Diligence Materials pursuant to the terms and conditions set forth herein. To the best of Seller’s knowledge, no Selling Entity has given, nor has any Selling Entity received, any written notice of default with respect to such Service Contract that has not been cured.

(f) There is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or, to the best of Seller’s knowledge, threatened with respect to the Property or any portion thereof, or with respect to any Selling Entity which impairs Seller’s ability to perform its obligations under this Agreement or, if adversely determined, would impose any monetary or performance obligation on Buyer.

(g) To the best of Seller’s knowledge, all of the Due Diligence Materials (including, without limitation, the Leases and the Service Contracts) delivered by Seller to Buyer in connection with the Property are true and complete copies of such items in Seller’s possession or control and which are used by Seller in the operation of the Property. Except for the Leases, the Service Contracts and the Conditions of Title, to the best of Seller’s knowledge, there are no other agreements which would be binding on Buyer or the Property after the Closing.

(h) Each Selling Entity has been duly organized, validly exists in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.

(i) No Selling Entity holds plan assets of any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code.

(j) In the last two (2) calendar years, no Selling Entity has received written notice from any governmental agency of (i) any proposed condemnation covering all or any portion of the Property or (ii) any violations of Environmental Laws (hereinafter defined), zoning ordinances, building codes or subdivision or other municipal regulations, or (iii) violations of the Americans with Disabilities Act.

(k) To the best of Seller’s knowledge: (i) Seller has received no written notice that there has been a release, generation, discharge, dumping or threat of release of any Hazardous Materials at, to or from any of the Property in violation of Environmental Laws, (ii) Seller has received no written notice that underground storage tanks have been installed or located on any portion of the Property by any Selling Entity and (iii) the Due Diligence Materials will include all reports and/or studies commissioned by any Selling Entity relating to the presence or absence of Hazardous Materials on the Property or any portion thereof, to the extent in Seller’s possession or readily available to Seller.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing by Buyer; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2 No Liability for Exception Matters. As used herein, the term “Exception Matter” shall refer to a matter not known by Seller at the Effective Date and which would make a representation or warranty of Seller contained in this Agreement wholly or partially untrue or incorrect and of which Buyer gains actual knowledge before the Closing (hereinafter, an “Incorrect Representation”), including, without limitation, matters disclosed in any tenant Estoppel certificate or from interviews with tenants, property managers or any other person and of which Buyer gives Seller written notice. If Buyer delivers to Seller written notice of any Exception Matter after the close of the Contingency Period and prior to Closing and Seller does not cure such matter prior to Closing, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller prior to Closing, in which event the Deposit promptly shall be returned to Buyer, unless by the Closing Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters, except as otherwise provided herein. Upon any termination of this Agreement, neither party shall have any further rights or obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains actual knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.17 below); provided, however, such actual knowledge of

Buyer shall refer only to the actual knowledge of Jeffrey B. Torto or any other representative or agent of Buyer who reviews all or any portion of the Due Diligence Materials or the Property (the “Buyer’s Designated Representative”), and shall not be construed to refer to the knowledge of any other officers, agents, consultants, or employees of Buyer.

Section 3.3 Survival of Seller’s Representations and Warranties of Sale. The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of six (6) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such six (6) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Kenneth W. Shaw and John M. Fitzgibbons, in their capacities as officers of the General Partner of each Selling Entity (the “Seller’s Knowledge Parties”), without any independent investigation or due diligence whatsoever, but not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below); provided, however, that (i) Seller represents and warrants that the Seller’s Knowledge Parties are the persons having primary responsibility for the day-to-day management, leasing, and operation of the Property and are the most knowledgeable executives of Seller with respect to the Property and (ii) the actual knowledge of the Seller’s Knowledge Parties shall include the actual knowledge of those representatives or agents of Seller who assembled and/or prepared the Due Diligence Materials.

Section 3.5 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not, to Buyer’s knowledge, violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is or will be at Closing qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d) Other than Seller’s Broker (as defined in Section 6.1 below), Buyer has not dealt with any broker or finder with respect to the Property in a manner that would obligate Seller to pay any fee or commission in connection with the transaction contemplated by this Agreement.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade in all material aspects by Buyer as of the Closing and shall survive the Closing for a period of six (6) months.

Section 3.6 Buyer’s Independent Investigation.

(a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate the Property (subject to the limitations of Sections 2.1 and 9.3) as of the expiration of the Contingency Period, either independently or through agents of Buyer’s choosing, including, without limitation:

(1) All matters relating to title and survey, including those disclosed in the Title Report and the Survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2) The physical condition of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property may include an examination for the presence or absence of Hazardous Materials, as defined below, which may be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos-containing materials, mold, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3) Any recorded easements and/or access rights affecting the Property.

(4) The Leases and all matters disclosed by Seller to Buyer in connection therewith, including, without limitation, agreements with real estate brokers enumerated on the Rent Roll or in the Leases and delivered to Buyer as part of the Due Diligence Materials

(5) The Service Contracts.

(6) All other known matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.

(b) Seller represents and warrants that, to the best of its knowledge, it has delivered to Buyer all of the Due Diligence Materials in Seller’s possession or control (such representation and warranty shall survive the closing for a period of six (6) months). Except for Seller’s representations and warranties in this Agreement, Seller makes no representation or warranty as to the truth or accuracy of any materials, data or information contained in any Due Diligence Materials that were prepared by persons other than Seller and delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby and prepared by third parties unaffiliated with Seller are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY ANY SELLING ENTITY AND DELIVERED TO BUYER PURSUANT TO SECTION 8.3 (“SELLER’S DOCUMENTS”), BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the

Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (xii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property.

Section 3.7 Release. Without limiting the above, and except with respect to the representations and warranties and covenants of Seller contained in Section 3.1 hereof or otherwise contained in this Agreement or in Seller’s Documents or any matters willfully and knowingly concealed by Seller in violation of this Agreement, or any willful and knowing violations of Environmental Laws arising in connection with any act or omission by any Selling Entity, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.

Section 3.8 Survival. The provisions of this Article III shall survive the Closing for a period of six (6) months subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.17 hereof.

ARTICLE IV

TITLE

Section 4.1 Conditions of Title.

(a) Seller has ordered updated preliminary title reports or commitments for each Property (collectively, the “Title Report”) from the Title Agent, which shall be made available to Buyer, together with copies of all underlying documents relating to title exceptions referred to therein the “Exception Documents”, promptly upon Seller’s receipt thereof. Seller shall also furnish to Buyer within the Delivery Period any existing surveys of the Property in Seller’s possession or control. Buyer promptly shall order any plat or survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer or if necessary to cause the issuance of the Title Policy (as defined in Section 4.2 below) without a general survey exception. Buyer shall provide to Seller and the Title Agent a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost of the Survey.

(b) Within ten (10) business days after Buyer’s receipt of the last to be received of Title Report and Survey and legible copies of all Exception Documents (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”). Buyer agrees that it shall diligently pursue its review of title and survey for each Building, and that upon completion of review of title and survey of one Property, that it shall provide any objections for said Property, rather than wait until Buyer reviews title and survey for all Properties before Buyer begins sending its objections to Seller. In the event the Title Agent amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below. The parties acknowledge that the Title Review Date may occur after the expiration of the Contingency Period.

(c) If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If

Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing or the provisions of Section 4.1 (d), Seller shall in any event be obligated to cure all of the following matters or items (i) mortgage or deed of trust liens or security interests against the Property, in each case granted or assumed by Seller (and not tenants of the Property or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iii) judgment liens, mechanics liens and any other monetary liens created by, through or under Seller, (iv) any agreements which are entered into by Seller and placed of record during the pendency of this Agreement without Buyer’s prior written consent in violation of this Agreement and (v) items that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens.

(d) If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e).

(e) At the Closing, Seller shall convey fee simple title to the Property to Buyer by special warranty deeds in the forms attached to Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

(i) Interests of Tenants listed on the Rent Roll in possession as tenants only under the Leases;

(ii) Non-delinquent liens for real estate taxes and assessments; and

(iii) Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement and in the

Deed, by acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming all of the obligations of Seller disclosed in the Title Report with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2 Evidence of Title. Delivery of title in accordance with the foregoing shall be evidenced by the irrevocable commitment of Chicago Title Insurance Company (the “Title Company”) to issue, at Closing, its Owner’s TLTA Policy of Title Insurance, in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject only to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer, provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder, unless the endorsements are requested by Buyer to protect against loss resulting from a Condition of Title objected to by Buyer and not cured or removed by Seller. Buyer shall be responsible for costs attributable to the endorsements, except that Seller shall pay for any endorsement that is necessary or appropriate because of the failure of Seller to perform its obligations under Section 4.1 (c). Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than (i) a gap indemnity and (ii) an affidavit as to the existing tenants of the Property, any ongoing construction work at the Property and such other matters as shall permit the Title Company to issue the Title Policy in accordance with this Agreement.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1 Minor Loss. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed five percent (5.0%) of the Purchase Price (determined on a Property by Property basis using the allocations of the Purchase Price set forth herein) in the estimate of an architect or contractor selected by Seller and Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of the insurance proceeds plus applicable deductible, in the case of damage by fire or other casualty, and the amount of the condemnation award, in the case of condemnation, less any sums reasonably expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). In the case of condemnation, if the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer. Seller represents and warrants that the Improvements on the Property are insured against loss or damage by comprehensive non-depreciable all risk insurance for the full replacement cost of the Improvements (exclusive of costs of footings and foundations) and including rent loss coverage for at least 12 months, and such insurance will be maintained in effect through the Closing.

Section 5.2 Major Loss. If the cost to repair the damage or destruction as specified above exceeds five percent (5%) of the Purchase Price (determined on a Property by Property basis using the allocations of the Purchase Price set forth herein) in the estimate of an architect or contractor selected by Seller and Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), or if the damage or destruction is from a risk not covered by Seller’s insurance, then Buyer may, at its option to be exercised within ten (10) business days after Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such ten (10) business day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount described in Section 5.1 above. In the case of condemnation, if the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for reasonable sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if any portion of any net rentable area of the Improvements is taken, or any parking is taken which would cause a Building to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to a Building is materially and adversely affected, permanently. In the event that any one Property becomes subject to casualty or condemnation and Buyer elects to terminate this Agreement with respect to such Property, then Seller may elect to terminate this Agreement as to all Properties covered hereby.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1 Brokers. The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for CB Richard Ellis (“Seller’s Broker”). At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate written agreement between Seller and Seller’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2 Expenses. Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1 Buyer’s Approval of New Leases and Agreements Affecting the Property. Between the Effective Date and the Closing, Seller shall continue to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property; provided, however, that after the Effective Date, Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except as permitted or required under any Lease and except for agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to Seller, without first obtaining Buyer’s approval of the proposed action, which approval will not be unreasonably withheld, conditioned or delayed. In such case, Buyer shall specify in reasonable detail the reasons for its disapproval of any such proposed action. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within five (5) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Any new Lease or other agreement or amendment shall be on Seller’s standard forms for such documents. Buyer agrees to reasonably cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval. Without Buyer’s prior written consent, Seller will not enter into any agreement which is placed of record and affects title to the Property.

Section 7.2 Tenant Improvement Costs, Leasing Commissions and Concessions. Except as otherwise agreed in writing by Buyer and Seller, with respect to any new Lease or Lease modification entered into by Seller between the Effective Date and the Closing Date, and with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise, occurring between such date and the Closing Date, all tenant improvement work or allowance, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions shall be prorated over the term of the lease, renewal or extension, based on the economic benefit to the parties hereto occurring before or after the Closing. Seller’s share of such costs shall be based on the portion of economic benefit of the lease term, renewal or extension, as the case may be, occurring prior to Closing, which amount shall be a credit against the Purchase Price, and Buyer shall be responsible for the remainder of such costs. Buyer shall reimburse Seller at Closing for all such costs incurred by Seller to the extent Buyer is obligated therefor pursuant to the provisions hereof. Pursuant to the Assignment of Leases Buyer shall assume any then outstanding obligations with respect to such tenant improvements, leasing commissions and concessions. The provisions of this Section shall survive the Closing.

Section 7.3 Tenant Notices.

(a) At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all the tenant’s security deposit. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

(b) Notwithstanding any provision of this Agreement seemingly to the contrary, at Closing Seller agrees to pay all tenant improvement costs and real estate brokerage commissions for the initial term for the lease agreement between the applicable Selling Entity and Cintas Corp. (the “Cintas Lease”), but there shall be no adjustment to the Purchase Price for free rent given Cintas Corp. (as set forth on the Rent Roll), which amount shall be absorbed by Buyer. At Closing, Seller deliver to Buyer an estoppel certificate in the form of Exhibit F attached hereto executed by Cintas Corp. and stating, among other things, that Cintas Corp. has accepted the premises demised under the Cintas Lease.

(c) Notwithstanding any provision of this Agreement seemingly to the contrary, at or prior to Closing, Seller agrees to pay all tenant improvement costs and real estate brokerage commissions for the initial term of the lease agreement between Telcom Commerce Associates, Ltd. and AMAX. At Closing, Seller shall deliver to Buyer an estoppel certificate in the form of Exhibit F attached hereto executed by AMAX and stating, among other things, that AMAX has accepted the premises demised under the AMAX Lease, as amended by the First Amendment to Lease.

Section 7.4 Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property. Seller agrees to keep its existing property insurance covering the Property in effect until the Closing. Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall, to the best of Seller’s knowledge, operate and manage the Property in a manner consistent with applicable laws and regulations and with Seller’s practices in effect prior to the Effective Date, provided that, except as set forth in Section 5.1, Seller shall in no event be obligated to make any capital expenditures or capital repairs. Seller shall perform all obligations under Leases, Service Contracts and other agreements. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5 Service Contracts. Within three (3) business days prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing (and Buyer’s failure to so advise Seller in writing shall be deemed to constitute Buyer’s election to assume all such Service Contracts), provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller in excess of $1,000.00. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing with respect to assumed Service Contracts. Buyer acknowledges and agrees that for a period of one year following closing, JSC Realty Services (“JSC”) shall have an exclusive leasing and management agreement with Buyer for the Property; provided that Buyer and JSC are able to mutually agree upon terms and conditions for such agreement. Except as otherwise set forth in this Agreement, Buyer will be required to be bound by the third party real estate commission agreements described in the Leases or disclosed to Buyer in writing prior to the expiration of the Contingency Period, provided that Seller shall be responsible for the payment of all real estate brokerage commissions due and payable for the current terms of the Leases.

Section 7.6 Termination of Property Management and Leasing Agency Agreements. Except as provided in Section 7.5 above, at or before the Closing, Seller shall terminate, without cost to Buyer, all existing property management agreements and leasing agency agreements for the Property or any portion thereof.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1 Escrow Instructions. The escrow instructions to Escrow Agent will be in the form of Exhibit H attached hereto (the “Escrow Instructions”), which shall be executed by Seller and Buyer simultaneously with this Agreement, for delivery to Escrow Agent. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement.

Section 8.2 Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made on or before the tenth (10th) day following the expiration of the Contingency Period, or such other earlier date as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). The Closing shall be held through an escrow with the Title Agent or as otherwise mutually agreed on by the parties. Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer. Notwithstanding the foregoing, Buyer may elect, at its option, upon five (5) business days written notice given to Seller at any time after the Effective Date, to schedule the Closing for a date earlier than the Closing Date.

Section 8.3 Deposit of Documents.

(a) At or before the Closing, each Seller shall deposit into escrow the following items:

(1) the duly executed and acknowledged Deeds for each Property in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;

(2) four (4) duly executed counterparts of the Bill of Sale for each Property in the form attached hereto as Exhibit D (the “Bill of Sale”);

(3) four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property for each Property in the form attached hereto as Exhibit E (the “Assignment of Leases”);

(4) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(5) Authority and good standing documents

(6) A certified copy of the current Rent Roll;

(7) With respect to each Parcel that is encumbered by a declaration of covenants, conditions and restrictions (“CCRs”), an estoppel certificate dated not earlier than five (5) business days prior to the Closing Date, from the declarant or property owner’s association, whichever is applicable, indicating that (i) no fees or assessments levied pursuant to the CCRs are unpaid, (ii) the Real Property and Improvements are not subject to any outstanding special assessments, charges (including construction charges for common facilities and improvements) or liens, levied under the CCRs, (iii) there is no outstanding notice of violation of the Real Property and the Improvements of the CCRs and (iv) any right of first refusal or first offer under the CCRs, if any, has been waived;

(8) A “bring down” certificate with respect to the representations and warranties of Seller set forth in Section 3.1;

(9) If not previously delivered, the original executed tenant Estoppel certificates;

(10) Notices to Tenants (the “Notices”) of the Sale of the Property to Buyer including the address to which Base Rent, additional rent and notices are thereafter to be sent and specifying the amount of any security deposit and otherwise complying with Section 92.105 of the Texas Property Code; and

(11) Such other others and instruments as Buyer or the Title Agent may reasonably request in order to consummate the transaction contemplated hereby, including an affidavit of the title, a closing statement and pay-off letters from the holders of all mortgages encumbering the Property

(b) At or before Closing, Buyer shall deposit into escrow the following items:

(1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

(2) four (4) duly executed counterparts of the Bill of Sale for each Property; and

(3) four (4) duly executed counterparts of the Assignment of Leases for each Property.

(c) Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Agent or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Agent as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d) On the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Leases and the Guarantees to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession together with an affidavit from Seller as to such copies being true and complete copies of the applicable Lease(s) and Guarantees, and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession or control, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4 Estoppel Certificates.

(a) Seller promptly shall use commercially reasonable efforts to obtain estoppel certificates each tenant of the Property substantially in the form attached hereto as Exhibit F or, if a tenant’s lease expressly requires a different form, in the form required by the tenant’s lease, or as otherwise provided in this paragraph below. The completed estoppel certificate forms to be sent to Tenants shall first be provided to Buyer for review and comment. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain an estoppel certificate substantially in such form from all of the Major Tenants (defined as the following tenants: Sunbelt Technologies; Synnex Information Technologies; Assa Abloi Hospitality; and LSA-Cleanpart Texas) and other tenants leasing space at the Property that, when added to space leased by the Major Tenants, aggregates at least eighty-five percent (85%) of the rentable square footage of the Improvements at the Property (the

“Estoppel Threshold”). All Estoppel Certificates shall be dated no more than thirty (30) days prior to the originally scheduled Closing Date. An Estoppel certificate, even though not in the required Estoppel form, will be deemed acceptable to Buyer if it is addressed to Buyer and inures to the benefit of its successors and assigns and (i) contains the following information: confirming rent, security deposit, and termination date; confirming square footage; confirming renewal options; confirming no option to purchase; confirming that no rent has been paid more than one month in advance; confirming that the Lease is in full force and effect and that a true and correct copy of the Lease with all amendments and modifications is attached; and confirming that all work to be performed by landlord has been performed, all concessions have been paid and that the tenant has no knowledge of any landlord default or (ii) is on the form expressly required by the Lease.

(b) If Seller is unable to obtain and deliver sufficient Estoppel Certificates as required under Section 8.4(a), or if the Estoppel Certificates received contain material information or omissions unacceptable to Buyer in its discretion and Buyer objects thereto by written notice to Seller within three (3) business days after receipt by Buyer of the objectionable Estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller or Buyer may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

Section 8.5 Prorations.

(a) Rents, including, without limitation, prepaid rents, if any, and any additional charges and expenses payable by tenants under Leases, all as and when actually collected; real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts (to the extent assumed by Buyer), annual permits and/or inspection fees (calculated on the basis of the period covered) applicable to the ownership or operation of the Property; and any other expenses of the operation and maintenance of the Property shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.

Notwithstanding the foregoing:

(i) Any real estate taxes together with installments of special assessments payable therewith due and payable for any calendar year that is (A) prior to the calendar year in which Closing occurs shall be the obligation of Seller, and (B) subsequent to the calendar year in which the Closing occurs shall be the obligation of Buyer. If the Property or any portion thereof has been assessed for property tax purposes at such rates as could result in “roll-back” taxes upon change in land usage or ownership of the Property or any portion thereof, Seller shall pay all such taxes allocable to the period ending on the Closing Date.

(ii) Where the Leases contain tenants’ obligation for taxes, common area expenses, operating expenses, insurance or additional charges of a similar nature (“Expense Reimbursements”) and where Seller shall have collected any portion thereof in excess of amounts owed to Seller for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Buyer on the Closing Date for such excess of amount collected, if any. Buyer shall apply all such excess amounts to the period after the Closing Date and, if required by the Lease, shall rebate or credit Tenant with any remainder. If it is determined that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Buyer, then Buyer promptly shall pay the difference to Seller. If it is determined that the amount collected during Seller’s ownership period was less than the expenses incurred by Seller during the same period, then Buyer promptly shall pay to Seller the amount of such deficiency upon collection of same from Tenant. Seller shall not receive at Closing any credit for Expense Reimbursements that have not actually been incurred by Seller and collected from Tenants. To the extent Buyer collects any Expense Reimbursements after the Closing, such amounts shall be applied by Buyer in the same order as fixed monthly rent.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). Any payment received from a tenant after Closing shall be deemed a payment of rent due after the Closing until the tenant is current on rents and sums due under the applicable Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents (but without instituting any legal action against any Tenant) and other sums owing to Seller, provided that Buyer shall not be required to institute any legal action or expend money other than regular administrative overhead in the course of Buyer’s business in order to collect delinquent rents. Seller shall retain the right to collect any such rents and other sums from tenants after Closing, but such right does not include the ability to institute legal action against any Tenant or to terminate any Lease.

Reconciliations (in accordance with the requirements set forth in the Leases) of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs shall be prepared by Seller with respect to the period up to the Closing Date. Within 90 days following the end of such, calendar year, Seller shall provide such reconciliations to Buyer, and Buyer shall utilize such reconciliations to prepare reconciliations for the entire calendar year in which the Closing occurs. The proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a).

The amount of any cash security deposits (and any interest thereon owed to tenants, if any) held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Buyer shall cause all utilities to be transferred into

Buyer’s name and account at the time of Closing, and shall make any utility deposits. All of Seller’s utility deposits shall be refunded to Seller or credited to Seller at Closing, and if Buyer receives any Seller utility deposits, Buyer shall promptly pay them over to Seller.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate often percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(b) Seller shall pay the cost of the basic coverage under the Title Policy, the cost of recording the deed, and the costs of releasing any liens, deeds of trust, or other instruments to be terminated in connection with the Closing. Buyer shall pay for all endorsements and additional coverage requested by Buyer. Buyer also shall pay the cost of the Survey. All sale and transfer taxes, recording fees or taxes, documentary taxes and similar taxes and fees imposed upon the transfer of the Property by applicable law shall be split by Buyer and Seller at Closing. Any escrow fees shall be split equally between Seller and Buyer. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

(c) The provisions of this Section 8.5 shall survive the Closing.

Section 8.6 Audit Letter. Upon Buyer’s request, for a period of six (6) months after the Closing Date, Seller shall make the books and records related to the Property for 2003, 2004 and 2005 available to Buyer for inspection, copying and audit by Buyer’s representatives, and at Buyer’s expense. In addition, at such time as Buyer shall have received information setting forth the revenue and expenses of the Property for 2005, Seller shall execute and deliver to Buyer an audit letter in the form attached hereto as Exhibit J (the “Audit Letter”) (such right of inspection and audit and receipt of the Audit Letter shall survive the Closing).

Section 8.7 Similar Names: If a search of title or other records discloses judgments, bankruptcies or other returns against other partnership names the same as, or similar, that of any Selling Entity. Seller will execute and deliver to Buyer or the Title Company an affidavit that such judgments, bankruptcies or other returns are not against such Selling Entity and such affidavit shall otherwise be in form and content sufficient to permit the Title Company to remove such judgments, bankruptcies or other returns as exceptions to title.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	RT Texas Industrial, L.P.
c/o CBRE Operating Partnership, L.P.
865 South Figueroa Street
Suite 3500
Los Angeles, California 90017
Attention: Jack A. Cuneo, CEO/President
Phone No.: 213-683-4200
Fax No.: 213-683-4201

with a copy to:	CB Richard Ellis Investors, LLC
800 Boylston Street Suite 1475
Boston, Massachusetts 02199 Attention: Tracy Harrison Phone No.: 617-425-2800 Fax No.: 617-425-2801

with a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
599 Lexington Avenue New York, NY 10022-6030 Attention: Jeffrey H. Weitzman Phone No.: 212-536-3956 Fax No.: 212-536-3901

To Seller:	c/o JSC Realty
5440 Harvest Hill Road, Suite 101
Dallas, Texas 75230
Attention: Kenneth W. Shaw
Phone No.: 972-991-1119
Fax No.: 972-991-1176

with a copy to:	Creel, Sussman & Moore, LLP
8235 Douglas Avenue, Suite 1100 Dallas, Texas 75225 Attention: Ronald L. Sussman Phone No.: 214-378-8270 Fax No.: 214-378-8290

or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person or by a commercial overnight courier; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission, if sent by facsimile. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2 Entire Agreement. This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3 Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance telephonic notice of such entry (by contacting Ken Shaw or Jay Fitzgibbons at 972-991-1119) and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the extent practicable, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site intrusive testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s reasonable discretion, the proposed testing within three (3) business days after receipt of such notice. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in customary amounts, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any actual costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property used by such activity; provided that Buyer shall not be liable to Seller (i) as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not intentionally exacerbate the condition, or (ii) the gross negligence or willful misconduct of Seller, or any of Seller’s agents, employees, representatives or contractors. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4 Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

Section 9.5 Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6 Assignment. Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to an entity or entities owned and controlled by CBRE Operating Partnership, L.P. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representations and warranties contained in Section 3.5 above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representations and warranties as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

Section 9.9 Confidentiality and Return of Documents. Except as hereinafter set forth, Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer (prior to the Closing) and Seller, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, neither party will divulge any such information (not otherwise generally known or available) to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of the other party. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property, this Agreement or the transaction contemplated hereby (i) to its partners, officers, directors, employees, attorneys, accountants, investors, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to analyze and evaluate its acquisition of the Property (including the Due Diligence Materials), (ii) in order to comply with any governmental order, rule, regulation, subpoena, regulatory authority requirement or request and (iii) in order to enforce any rights and remedies of Buyer under this Agreement. If Buyer acquires the Property from Seller, Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. Nothing contained herein shall prevent Seller or Buyer from making any disclosure(s) required by applicable law. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials delivered by Seller to Buyer together with third party inspection reports if requested by Seller in writing in connection with the purchase of the Property hereunder.

Section 9.10 Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11 Seller Related Parties. The obligations of each Selling Entity under this Agreement and under all of the Other Documents are intended to be binding only on the property of each Selling Entity and shall not be personally binding upon, nor shall any resort be had to, the private properties of any other Selling Entity.

Section 9.12 Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13 No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14 Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement.

Section 9.15 No Partnership. The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.16 No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

Section 9.17 Limitation on Liability. Notwithstanding anything to the contrary contained herein, after the Closing the maximum aggregate liability of each Selling Entity, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by each Selling Entity) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, and the Assignment of Leases (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed five percent (5%) of the Purchase Price allocated to the Real Property owned by the applicable Selling Entity.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.18 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

Section 9.19 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

Section 9.20 Construction. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

Section 9.21 Survival of Article IX. The provisions of this Article IX shall survive the Closing.

Section 9.22 Deferred Exchange. Buyer agrees to cooperate with Seller (including the execution of appropriate agreements by Buyer) in effectuating a tax-free exchange of property by Seller in connection with the sale of the Property; provided, however, that Buyer’s cooperation shall be limited to acknowledging Seller’s assignment of this Contract to a qualified intermediary, and Buyer shall not be obligated to pay any consideration, incur any expense, take title to any property other than the Property, undertake any obligations or forgo or release any right, property or consideration not otherwise provided for in this Agreement. It is expressly understood that the consummation by Seller or the ability of Seller to consummate its intended tax-free exchange is not a condition precedent to Seller’s obligation to consummate the Closing. In the event of any such assignment, Seller shall remain responsible for all obligations of Seller hereunder other than conveyance of the Property by deed.

The parties hereto have executed this Agreement as of the date set forth next to each party’s signature below, and effective as of the Effective Date as defined in the first paragraph of this Agreement.

Date of Execution:	SELLER:

12/15, 2005	MILLENNIUM ASSOCIATES, LTD.
a Texas limited partnership

	By:	Millennium Century, Inc., a Texas corporation

By:
Kenneth W. Shaw, President

TELCOM COMMERCE ASSOCIATES, LTD. a Texas limited partnership

	By:	Dorothy at Arapaho, Inc., a Texas corporation

By:
Kenneth W. Shaw, President

TELECOM COMMERCE II, LTD. a Texas limited partnership

	By:	International at Alpha, Inc., a Texas corporation

By:
Kenneth W. Shaw, President

Date of Execution:	BUYER:

December 14, 2005	RT TEXAS INDUSTRIAL, L.P., a Delaware limited partnership

	By:	RT Texas Industrial, LLC,
a Delaware limited liability company

By:
		Name:	Jack A. Cuneo
		Its:	Manager & President